Exhibit 10.27

STANDSTILL AND OPTION AGREEMENT

THIS STANDSTILL AND OPTION AGREEMENT (this “Agreement”) is made and entered into this 22nd day of October, 2009 (the “Effective Date”), by and between Baxter Healthcare Corporation, a Delaware Corporation with a place of business at One Baxter Parkway, Deerfield, IL 60015 (“Baxter”) and Medgenics, Inc., a Delaware, corporation with a place of business at Teradion Business Park, P.O. Box 14, Misgav 20179 Israel (“Medgenics”). Baxter and Medgenics are each sometimes referred to herein as a “Party” and, collectively, as the “Parties”.

WHEREAS, Baxter researches, develops, manufactures and markets a variety of medical devices, pharmaceutical and biotechnology products;

WHEREAS, Medgenics has developed a certain technology (including certain intellectual property related thereto) using human dermis micro-organs to produce on a sustained basis a desired therapeutic protein (the “Biopump Technology”).

WHEREAS, Medgenics has determined that the Biopump Technology is capable of being applied to produce human Factor VIII (hFVIII) protein (the proposed hFVIII Biopump shall be referred to as the “hFVIII Biopump Technology”);

WHEREAS, the Parties have had discussions related to the funding of further development efforts, related to the hFVIII Biopump Technology, in accordance with the Development Plan (as defined below) (the “Development”);

WHEREAS, Baxter is willing fund such Development subject to the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for such other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties agree as follows:

1.           Financial Considerations.

a.
Within fifteen (15) days of the execution of this Agreement, Baxter shall pay to Medgenics an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000). Of this amount, One Hundred Thousand Dollars ($100,000) shall be allocated to the obligations of Medgenics pursuant to Section 2 (the “Initial Standstill Payment”) and the remaining One Million One Hundred Thousand Dollars ($1,100,000) of this amount shall be considered Prepaid Development Funding (as such term is hereinafter defined).

b.
Upon the achievement by Medgenics of the Initial Milestone (as hereinafter defined) Medgenics shall provide written notice to Baxter (the “Initial Milestone Notice”).   Within fifteen (15) days of its receipt of the Initial Milestone Notice and Baxter's confirmation of the achievement of the Initial Milestone, Baxter shall pay to Medgenics an amount equal to One Million Four Hundred Thousand Dollars ($1,400,000) (the “Milestone Standstill Payment” and, together with the Initial Standstill Payment, the “Standstill Payment”).

2.           Standstill.

a.
In connection with its receipt of the Standstill Payment, Medgenics agrees that it shall not, nor shall Medgenics permit any of its affiliates (as such term is defined in the Securities Exchange Act of 1934, as amended) to, nor shall Medgenics agree, assist, encourage, provide information to others, or permit its affiliates to agree, assist, encourage or provide information to others, to, individually or collectively, directly or indirectly during the Standstill Period (as defined below) and during the Negotiation Period, if any, enter into any discussions or agreements (written or otherwise) relating to the sale, license or other transfer of the hFVIII Biopump Technology to any third party; provided, however, that this Agreement shall not in any way restrict any such activities and/or dealings by Medgenics related to the use of the Biopump Technology in relation to any application (including any protein application) other than human Factor VIII (hFVIII) protein.

b.     For purposes of this Agreement, the term “Standstill Period” shall mean:

1.	Unless Baxter has paid the Milestone Standstill Payment, the period of time commencing on the Effective Date and expiring on January 15, 2010; and

2.
If Baxter has paid the Milestone Standstill Payment, the Standstill Period shall be extended from the date such payment is received until the date that is the one (1) year anniversary of the Effective Date; provided, however, that the parties may mutually agree to extend the Standstill Period for up to an additional 6 months in the event that the In Vitro Milestones and/or the Animal Milestone (each as defined below) have not been met prior to the one (1) year anniversary of the Effective Date.

3.            Development Program.

a.
Funding. In further consideration of Medgenics' obligations under this Agreement, Baxter shall provide funding for the development of the hFVIII Biopump Technology pursuant to the development plan (the “Development Plan”) attached hereto as Exhibit A, at a rate of Three Hundred Thousand Dollars ($300,000) per year per full time equivalent (FTE) assigned to the project, plus approved out-of-pocket expenses necessary in connection with the implementation of the Development Plan (together, the “Development Funding”), to be finalized and approved by the JSC (as defined below). The parties currently anticipate that seven (7) FTEs and approximately $500,000 in out-of-pocket expenses will be required in connection with the implementation of the Development Plan. Medgenics will devote the requisite time of its experienced staff in order to implement the Development Plan as approved by the JSC. Baxter shall pay the Development Funding amount to Medgenics in advance in quarterly installments with the first two installments being made concurrent with the payment of the Initial Standstill Payment. Subsequent installments shall be made within forty-five (45) days following the six (6) and nine (9) month anniversaries of the Effective Date (each such anniversary, a “Quarterly Date”). Development Funding shall continue on such quarterly basis during any extension of the Standstill Period contemplated by Section 2 above and during the Negotiation Period.

b.
Reconciliation. In connection with the payment of Development Funding for all quarters after the initial two quarters commencing on the Effective Date (the “Prepaid Development Period”), Medgenics will provide to the JSC, on or before the applicable Quarterly Date, a good faith estimate of the FTEs and expenses required in connection with the Development Plan for the upcoming quarter. The JSC will review and approve such estimate, with such adjustments as it deems reasonable, and thereupon Baxter shall pay to Medgenics such Development Funding within the 45-day period set forth above. Within ten (10) days after (i) the end of the Prepaid Development Period and (ii) the end of each quarter following the Prepaid Development Period, Medgenics will provide a report to the JSC of the FTEs and expenses actually incurred in connection with the Development Plan during such period as compared to the estimate for such period previously approved by the JSC. If there is any material discrepancy between the actual FTEs and/or expenses and the estimated FTEs and/or expenses, such difference shall be paid to Medgenics (if the actual exceeds the estimated) or offset by Baxter against future payments of Development Funding (if the actual are less than the estimated). For purposes of the previous sentence, a “material discrepancy” shall mean an increase or decrease in the actual FTEs and/or expenses of more than 5% as compared to the estimated FTEs and/or expenses.

c.
Additional Development Funding Agreements. Notwithstanding anything to the contrary contained herein, the parties agree that: (i) the amount of Development Funding for Prepaid Development Period shall be in total One Million One Hundred Thousand Dollars ($1,100,000), based on Eight Hundred Thousand Dollars ($800,000) for FTEs and Three Hundred Thousand Dollars ($300,000) of estimated out-of-pocket expenses, and (ii) the total number of FTEs for any quarter shall not exceed seven (7). All FTE's and approved expenses paid by Baxter hereunder shall be used exclusively for the development of the hFVIII Biopump Technology.

d.
Milestones. For purposes of this Agreement, the term “Initial Milestone” shall mean the receipt by Medgenics' adenovector production lab in Texas of the first plasmid containing an expression cassette including the hFVIII gene. If and when Medgenics achieves the target in vitro performance milestone as set forth in the Development Plan (the “In Vitro Milestone”), Medgenics shall deliver written notice to Baxter of such achievement. Within forty-five (45) days of the delivery of the notice regarding the achievement of the In Vitro Milestone, Baxter shall make a payment to Medgenics in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “In Vitro Milestone Payment”). If and when Medgenics achieves the target animal performance milestone as set forth in the Development Plan (the “Animal Milestone”), Medgenics shall deliver written notice to Baxter of such achievement. Within forty-five (45) days of the delivery of the notice regarding the achievement of the Animal Milestone, Baxter shall make a payment to Medgenics in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the “Animal Milestone Payment”). The In-Vitro Milestone Payment and the Animal Milestone Payment shall be non-refundable and non-creditable.

e.
Joint Steering Committee. The parties shall establish a Joint Steering Committee (the “JSC”) to monitor the progress of the Development and the implementation of the Development Plan. The JSC shall consist of six (6) members, three (3) of which shall be appointed by Baxter and three (3) of which shall be appointed by Medgenics. The JSC, following standard operating procedures, shall be responsible for the following matters: (i) any coordination and communication between Baxter and Medgenics, (ii) the interpretation of the Development Plan and resolution of any issues that arise with respect thereto, (iii) the determination of appropriate material transfer terms and provisions, including with respect to proposed provision by Baxter to Medgenics of plasmids with the agreed hFVIII genes, and by Medgenics to Baxter of biopumps BP-FVIII and other materials for testing by Baxter (iv) the determination of if and when the In Vitro Milestone and the Animal Milestone have been met, and (v) the clarification of regulatory, clinical and commercialization feasibility and plans.

f.      Intellectual Property and Data Ownership

1.
All intellectual property (whether patented or not) and all data relating to the hFVIII Biopump Technology arising out of or resulting from the Development conducted during the term of this Agreement shall be jointly owned by the Parties (the “Jointly Owned Intellectual Property” that includes, but is not limited to, the “Jointly Owned Patent Applications” and “Jointly Owned Patents”).

a.	For the avoidance of doubt, Medgenics shall be the sole owner, and Baxter shall have no ownership right or interest in;

i.	all intellectually property (whether patented or not) and data related to the hFVIII Biopump Technology that exists prior to the Effective Date; and,

ii.
all intellectual property (whether patented or not) and data relating generally to the Biopump Technology (whether such intellectual property exists prior to the implementation of the Development Plan or at any time after the Effective Date), such intellectual property and data shall not include the hFVIII Biopump Technology to the extent it is not encompassed within Section 3flai supra.

2.
Medgenics shall be responsible for the control, preparation, prosecution and maintenance of the Jointly Owned Patent Applications and Jointly Owned Patents in such jurisdictions as Medgenics and Baxter shall deem appropriate, with the proviso that both Parties agree that all patent applications shall be filed in at least the following: the United States, the EPO (and at least the United Kingdom, France, Germany, Italy, Spain, the Netherlands, Switzerland, Belgium and Austria), Japan, Australia, New Zealand, Canada and China. Medgenics and Baxter shall share equally all costs and fees related to the preparation, filing, prosecution, maintenance and the like of all Jointly Owned Patent Applications and Jointly Owned Patents filed in accordance with the provisions of this Section 3f2.

3.
In the event that Medgenics reasonably decides that it will not continue to prosecute a Jointly Owned Patent Application and/or maintain a Jointly Owned Patent in a given jurisdiction, then Medgenics shall provide written notice to Baxter, with such notice providing Medgenic's reasonable explanation, in which case Baxter, in its discretion, may elect to continue to prosecute such Jointly Owned Patent Application and/or maintain such Jointly Owned Patent in such jurisdiction at its own cost and expense. Baxter shall notify Medgenics in writing of Baxter's election to file and/or continue to prosecute such Jointly Owned Patent Application and/or maintain such Jointly Owned Patent in such jurisdiction, at Baxter's expense (the “Baxter Patent Notice”). In the event of a Baxter election pursuant to this Section, then such patent application and any Patents resulting there from shall be solely owned by Baxter for all purposes of this Agreement.

4.
Medgenics shall provide to Baxter a copy of any Jointly Owned Patent Application that is being prepared for filing with any patent office no later than seven (7) days prior to filing of said Jointly Owned Patent Application. Baxter shall have the right lo comment on any Jointly Owned Patent Application received from Medgenics. Baxter shall provide any such comments reasonably in advance of the filing date to permit Medgenics to complete the filing in a timely manner. Medgenics shall reasonably consider Baxter's comments in preparing said jointly owned patent application for filing.

5.
Medgenics shall provide to Baxter a copy of all substantive paper(s) received from any patent office anywhere in the world related to the prosecution and maintenance of any Jointly Owned Patent Application. No later than fourteen (14) days prior to filing a substantive response related to any Jointly Owned Patent Application, Medgenics shall provide to Baxter a draft response, and afford Baxter an opportunity to provide any comments Baxter may have. Baxter shall provide any such comments reasonably in advance of the filing date to permit Medgenics to complete the filing in a timely manner. Medgenics shall reasonably consider Baxter's comments prior to finalizing and submitting the response.

6.
If no Option Notice has been received by Medgenics and/or this Agreement is terminated, Baxter shall immediately on demand, assign to Medgenics all of its right, title, and interest in and to the Jointly Owned Intellectual Property (whether patented or not), all data and/or any other rights or interest in, to, arising out of or resulting from the Development and provided that Baxter has met all of its payment obligations under this Agreement Medgenics shall be required to pay to Baxter a license fee equal to five percent (5%) of the net proceeds Medgenics receives upon future exploitation of the hFVIII Biopump Technology which accrues over time and the total paid to Baxter shall not exceed a maximum cumulative aggregate cap equal to ten (10) times the total funds paid by Baxter to Medgenics hereunder, such funds including, but not limited to all costs and expenses paid by Baxter for the preparation, filing, prosecution, maintenance of all Jointly Owned Patent Application and Jointly Owned Patents.

7.
If an Option Notice has been received by Medgenics, but the parties fail to execute a definitive agreement for a Further Transaction prior to the expiration of the Negotiation Period, Baxter shall immediately on demand assign to Medgenics all of right, title, and interest in and to the Jointly Owned Intellectual Property (whether patented or not), all data and/or any other rights or interest in, to, arising out of or resulting from the Development and provided that Baxter has met all of its payment obligations under this Agreement Medgenics shall be required to pay to Baxter a license fee equal to ten percent (10%) of the net proceeds Medgenics receives upon future exploitation of the hFVIII Biopump Technology, which accrues over time and shall not exceed a maximum cumulative aggregate cap equal to ten (10) times the total funds paid by Baxter to Medgenics hereunder, such funds including, but not limited to, all costs and expenses paid by Baxter for the preparation, filing, prosecution, maintenance of all Jointly Owned Patent Application and Jointly Owned Patents.

8.
The Parties agree, understand and have discussed during the negotiation of this Agreement that the disposition, filing, prosecution, maintenance and enforcement of Intellectual Property Rights set forth in a License Agreement that the Parties may enter following completion of this Agreement may not provide for the disposition, filing, prosecution, maintenance and enforcement of Intellectual Property Rights in a manner set forth in this Section 2d of the Agreement.

g.
Medgenics shall keep complete and accurate records of its activities conducted under this Agreement and the results thereof. Baxter shall have the right to audit such records upon written request by Baxter, but no more than once each calendar year. Medgenics shall permit Baxter to have access during normal business hours to records of Medgenics as may be reasonable necessary to verify the accuracy of the hours spent per employee assigned to the Development Plan by time tracking. Medgenics will provide time tracking spread sheets of hours or days spent for each quarter for each FTE, together with the report of actual FTEs and expenses provided under Section 3b above. Within thirty (30) days after completion of the Development Plan, Medgenics shall prepare and provide to Baxter a reasonable detailed written report describing the activities conducted under this Agreement, sufficient to enable Baxter to understand and monitor the diligence of Medgenics satisfying its obligations under the Development Plan and the results thereof.

4.            Option.

a.
Generally. Medgenics hereby grants to Baxter an exclusive option (the “Option”) to negotiate a definitive agreement regarding a transaction between the Parties related to the hFVIII Biopump Technology and to the Development (which transaction may include, among other things, a development or collaboration relating to or a sale, license or other transfer of the hFVIII Biopump Technology to Baxter) (a “Further Transaction”). Any Further Transaction shall take into fair account the relative contributions of the Parties then to date.

b.
Exercise; Option Payment. The Option may be exercised at any time prior to the expiration of the Standstill Period (as the same may be extended) by the service by Baxter upon Medgenics of notice in writing of its desire to exercise the Option (the “Option Notice”). Within forty-five (45) days of the delivery of the Option Notice, Baxter shall make a payment to Medgenics in the amount of Two Million Five Hundred Thousand Dollars ($2,500,000) (the “Option Payment”). The Option Payment shall be non-refundable but shall be creditable against any up-front or signing payment due in connection with a Further Transaction, if entered into between the Parties.

c.
Negotiation Period. Promptly upon receipt of the Option Payment, the Parties shall commence good faith negotiations relating to such Further Transaction for a period (the “Negotiation Period”) of six (6) months (or such shorter period as shall end on the date that a definitive agreement relating to such a Further Transaction has been executed between the Parties). If, prior to expiration of the Negotiation Period, the Parties have made material progress toward the execution of a definitive agreement relating to such Further Transaction, and additional time is required to complete the negotiation and execution of definitive agreements relating thereto, the Negotiation Period shall be automatically extended for a period of three (3) months and the Parties shall be obligated to continue good faith negotiations for such additional period. If no Further Transaction has been executed upon the lapse of the Negotiation Period or an extension thereof, this Agreement shall terminate with no further rights under this Agreement to any of the Parties hereto except as set forth in the last sentence of Section 3f.

5.
Relationship of the Parties: Expenses. Nothing in this Agreement shall be construed to create a joint venture, partnership or agency relationship. Neither Party is authorized to represent, bind, obligate or agree on behalf of the other. Each Party shall bear its own costs and expenses related to any and all due diligence and negotiations activities including all such activities relating to any Further Transaction.

6.
Confidentiality. The Parties have entered into a Confidential Disclosure Agreement (“CDA”), dated March 16, 2009. Unless and until the Parties execute a definitive agreement relating to any Further Transaction, all confidential information exchanged by the Parties will be covered by the terms of the CDA.

7.
Publicity. No information concerning the existence of this Agreement, information or terms contained in this Agreement or the negotiations between the Parties related to this Agreement and any Further Transaction (the “Covered Matters”) may be disclosed, directly or indirectly, by the Parties or any of their representatives publicly or otherwise to any other person or entity, other than their respective financial and legal advisors who agree to maintain the confidentiality thereof, without the prior reasonable agreement of the other Party, except that Medgenics shall be entitled to disclose such Covered Matters (a) to third parties for commercial purposes, and (b) to the extent that the relevant party shall be advised that any of the Covered Matters must be disclosed to any court, tribunal, governmental office or agency or regulatory or like body or, in compliance with any law, rule or regulation binding on the relevant party, publically announced provided that in relation to any announcement to be made by Medgenics in compliance with the London Stock Exchange's AIM Rule, Baxter's name shall not be stated without Baxter having given its prior agreement, and Medgenics shall (to the extent that it shall be lawful and practicable to do so) consult with Baxter regarding the nature, extent and form of any such disclosure/announcement and take due account of its views.

8.
No Amendment: Termination. No amendment of this Agreement shall be effective unless it is in writing and signed by the authorized representatives of the Parties. Medgenics shall have the right to terminate this Agreement upon 10 days' written notice to Baxter in the event of any failure of Baxter to make the payments required hereunder.

9.
Nature of this Agreement. Other than with respect to the terms and conditions of any Further Transaction (the terms and conditions of which shall only become binding upon execution of a definitive agreement relating thereto by both Parties), this Agreement shall constitute a binding and enforceable agreement between the Parties.

10.	Governing Law. This Agreement shall be governed by the laws of the State of Illinois excluding its conflicts of law provisions.

[Signature Page Follows]

[Signature Page to Standstill and Option Agreement]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MEDGENICS, INC

By:	/s/ Andrew L. Pearlman
Name:	Andrew L. Pearlman
Title:	CEO

BAXTER HEALTHCARE CORPORATION

By:	/s/ Joy A. Amundson
Name:	Joy A. Amundson
Title:	CVP/President Bioscience

Exhibit A
Development Plan

(See attached.)

Exhibit A
Development Plan

Medgenics Baxter Biopump Factor VIII Gantt - Brief Description of Work Plan

Rev 2 October 22, 2009

Task Description (according to Project Gantt below)

1.     Signing of Agreement (assumed October 22, 2009)

2.	Agree target specs in vitro, in SCID mice, The Joint Steering Committee will approve the target specifications for the key milestones of the project, specifically:

o	In-Vitro Milestone: in-vitro secretion rates of Factor VIII per day from a typical Biopump

o	In Vivo Animal Milestone: in-vivo animal demonstration in SCID mice, or other agreed test animal, post implantation of Factor VIII secreting human dermis Biopumps

3.    Vector Production

a.    Expression Cassette - 6 versions
Express cassette constructs will be produced by outsourced firm within an estimated 6 week timeframe. The current intention is to produce the following six constructs. These will be investigated and alternatives may be proposed. Final decision on which constructs to pursue will be taken in conjunction with the JSC.
i.	CAG-wtFVIII - current promoter used in EPODURE
ii.	CAG-optimizedFVIII
iii.	CAG-MAR-wtFVIII or CAG-MAR-optimizedFVIII-WPRE
iv.	CAG-MAR-optimizedFVIII
v.	Fibronectin-MAR-optimizedFVIII
vi.	EF1 alpha-MAR-optimizedFVIII

b.	Note: Baxter is to provide Medgenics with the plasmids carrying the agreed FVIII genes as coordinated with Medgenics

c.    Production of HDAd vector batches

Production of the final HDAd vector batches for each of these constructs will be performed by Medgenics and its research affiliates. It is estimated that a given batch will take up to six weeks to produce, and that some can proceed in parallel such that with the cooperation of the research affiliates, first batches can be received within two months, and all batches could potentially be available for testing at Medgenics within three months of order.

4.     In-vitro Testing, Optimization

a.    Titration
These experiments using varying amounts of vector per biopump will aim to determine the efficiency of the HDAd- Factor VIII viral vectors in producing and secreting Factor VIII in a titer dependent manner.

b.    Selection of optimal vector/expression cassette
Based on the data of secretion levels and duration of expression from the titration experiments, the best candidate vector will be selected.

c.    Transduction optimization
Transduction using the selected vector will be further optimized. Various transduction protocols will be tested, including such elements as multiple viral hits or varying transduction times.

d.    Testing level and duration of bpFVIII expression
Parameters that will be tested include long term secretion, secretion variability across skin samples, biopumps viability, and optimization of media type.

e.	In-vitro milestone: meets FVIII/day/bp target spec Determination of achievement of in-vitro milestone.

5.     Animal testing

a.    Training visits
These visits will include training of Baxter personnel in the techniques of Biopump implantation in a mouse animal model. It has been proposed that the first two training visits will take place in Israel and that an additional training visit will take place in Vienna.

b.	SCID mice preparations, testing of FVIII Delivery into mouse blood circulation from implanted hBPFVIII
These SCID mice experiments will aim to demonstrate that implantation of human dermis BPFVIII in SCID mice results in hFVIII detected in the mouse blood serum. It is anticipated that the initial SCID experiments will test subcutaneous implantation of the Biopumps, and if not found acceptable, testing of implantation in the omentum could also be performed.

c.	In vivo milestone: meets delivery in SCID mice target spec Determination of achievement of in-vitro milestone.

d.
Investigation of feasibility of demonstration in a hemophilic animal
Medgenics, with the assistance of Baxter, will investigate the possibility of testing hBPFVIII using a hemophilic mouse or other animal model, in view of the challenges posed by the human dermis biopump implant producing human FVIII.

e.	If such testing in hemophilic animals is to be performed by Baxter, Medgenics will produce BPFVIII and ship to Baxter for this purpose.

6.	Preclinical Preparations (not currently included in Medgenics project activities scope of work but shown for informational purposes)

a.     Biochemical analysis & immunohistochemistry
Assistance from Baxter in determining which analyses to be performed, and Medgenics and/or Baxter to perform these analyses.

b.     Factor VIII potency study
Types of in-vitro or in-vivo assays will be discussed with Baxter. Current proposals are:

i.	to test clotting time of the treated SCID mice from 3C, and compare against that of the same mice before treatment with BPFVIII
ii.	to inject SCID mice with FVIII collected from the in vitro supernatant of the BPFVIII incubation wells, and test clotting time against that of the same mice before treatment with BPFVIII
iii.	to inject hemophilic mice or other model animal with FVIII from in vitro wells and test clotting times.

Medgenics Baxter Factor VIII Gantt
Estimated timing of key steps
2009
2010
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
1
2
3
4
5
6
7
8
9
10
11
12
Signing
Agree target specs in vitro, in SCID mice
Vector Production
Expression Cassette - 6 versions
Production of HDAd vector batches
In-vitro Testing, Optimization
Titration
Selection of optimal vector/expression cassette
Transduction optimization
Testing level and duration of bpFVIII expression
in vitro milestone: meets FVIII/day/bp target spec
Animal testing
Training visits
Israel
Israel
Vienna
SCID mice preps, bpFVIII Delivery expt's
in vivo milestone: meets delivery in SCID mice target spec
Investigation of possible hemophilic mouse exp't feasibility
Preclinical Preps - not included in current Development Plan
Biochemical analysis & immunohistochemistry
bpFactor VIII potency

Medgenics Baxter Factor VIII Gantt
Estimated timing of key steps
2009
2010
2011
Oct
Nov
Dec
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Jan
Feb
Mar
1
2
3
4
5
6
7
8
9
10
11
12
13
Signing
Agree target specs in vitro, in SCID mice
Vector Production
Expression Cassette - 6 versions
Production of HDAd vector batches
In-vitro Testing, Optimization
Titration
Selection of optimal vector/expression cassette
Transduction optimization
Testing level and duration of bpFVIII expression
in vitro milestone: meets FVIII/day/bp target spec
Animal testing
Training visits
Israel
Israel
Vienna
SCID mice preps, bpFVIII Delivery expt's
in vivo milestone: meets delivery in SCID mice target spec
Investigation of possible hemophelic mouse exp't feasibility
[Preclinical Preps - not included in Development Plan]
Biochemical analysis & immunohistochemistry
bpFactor VIII potency